Exhibit 99.1

Investor Contact Information:

Denise T. Powell

Threshold Pharmaceuticals

650-474-8206

dpowell@thresholdpharm.com

Media Contact Information:

Chris Norris

Access Communications

415-844-6285

cnorris@accesspr.com

Threshold Pharmaceuticals Appoints Michael Ostrach Chief Operating Officer and General Counsel

Redwood City, CA - September 15, 2005

Threshold Pharmaceuticals (NASDAQ:THLD) today announced the appointment of Michael Ostrach to the position of chief operating officer and general counsel. In a newly created position, Mr. Ostrach will be responsible for providing leadership and strategic direction to Threshold’s business development, legal affairs, finance, and investor and corporate communications activities.

Mr. Ostrach has more than twenty years of experience as a biotechnology executive, with responsibility for corporate and business development, finance, investor relations and legal affairs. From 1997 to 2004, Mr. Ostrach served in several positions at Kosan Biosciences, most recently as president and chief operating officer. Prior to that, Mr. Ostrach was executive vice president and chief operating officer of Neurobiological Technologies and before that he was president of Chiron Technologies. He began his career at Cetus Corporation, initially as general counsel and then as senior vice president of corporate affairs, general counsel and secretary. Mr. Ostrach received his J.D. from Stanford Law School and his B.A. from Brown University.

“I am delighted that Michael has chosen to join our management team. He brings to Threshold a breadth of experience ideally suited to our needs as we grow our organization and advance products through clinical development and toward commercialization. His experience and stature in the biotechnology industry will be extremely valuable to Threshold,” said Barry Selick, Threshold’s chief executive officer.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics based on Metabolic Targeting, an approach that offers broad potential to treat most solid tumors and certain other diseases. By selectively targeting tumor and certain other diseased cells, Threshold’s pipeline of drug candidates holds promise to be more effective and less toxic to healthy tissues than conventional drugs. Threshold’s initial clinical focus is the treatment of cancer and benign prostatic hyperplasia, or BPH, a disease afflicting tens of millions of men worldwide. For additional information, please visit http://www.thresholdpharm.com.